Exhibit 5.1

Globus Maritime Limited 128 Vouliagmenis Avenue, 3rd Floor 166 74 Glyfada Athens, Greece

Our reference: 28510.50006/80536589v3

January 17, 2018

Registration Statement on Form F-3 – Exhibit 5.1 Opinion

Dear Sirs:

We have acted as counsel to Globus Maritime Limited, a Marshall Islands corporation (the “Company”), in connection with the Company's registration statement on Form F-3 (as amended or supplemented from time to time and inclusive of all exhibits, the “Registration Statement”), relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) of the sale from time to time of certain of the Company’s common shares, par value $0.004 per share (each, a “Common Share”), of :

(i)	2,500,000 Common Shares (the “Resale Shares”) which are currently outstanding, and which were issued on February 9, 2017 pursuant to a share and warrant purchase agreement (the “Purchase Agreement”) dated October 19, 2017, between the Company and the purchaser signatory thereto (the “Purchaser”);

(ii)	12,500,000 Common Shares (the “Warrant Shares”) in the aggregate, which are issuable upon the exercise of a warrant (the “Warrant”) issued to the Purchaser on October 19, 2017 pursuant to the Purchase Agreement; and

(iii)	Common Shares valued at up to $50,000,000 (the “Baby Shelf Shares”), which may be issued from time to time in a primary offering by the Company.

In rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)	the Registration Statement and the prospectus included in the Registration Statement (as amended from time to time, the “Prospectus”);

(ii)	the Purchase Agreement and Warrant;

(iii)	the articles of incorporation and bylaws of the Company, each as amended to date (the “Organizational Documents”); and

(iv)	such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Company, as we have deemed relevant and necessary as the basis for the opinions hereafter expressed.

In such examination, we have assumed: (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct, and complete, (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us, (f) that a definitive purchase agreement, underwriting agreement or similar agreement with respect to any Baby Shelf Shares offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto, and (g) that all Baby Shelf Shares will be duly authorized and validly issued, and the certificates, if any, evidencing the same will be duly executed and delivered, after receipt of the consideration approved by the board of directors of the Company.

As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and certificates of public officials, directors and officers of the Company and others, in each case as we have deemed relevant and appropriate, and upon the representations and warranties of the parties to the Purchase Agreement. We have not independently verified the facts so relied on.

We have assumed that the Company will, at the time of any issuance of shares of common stock pursuant to any Warrant, and at the time of issuance of any Baby Shelf Shares, have a sufficient number of authorized but unissued shares of common stock (after taking into account any shares reserved for issuance) pursuant to its articles of incorporation to so issue the relevant number of shares of common stock.

This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:

1.	The Resale Shares have been duly authorized and are validly issued and nonassessable.

2.	When the Warrant Shares are issued and delivered after due exercise of the relevant Warrant and after payment therefor has been received in accordance with the terms of the articles of incorporation and bylaws, the relevant Warrant, the Registration Statement, and Prospectus, the Warrant Shares will be validly issued, fully paid, and nonassessable.

3.	When the terms of the issuance and sale thereof have been duly authorized and approved by the Company’s board of directors, and when issued and delivered by the Company after receipt of payment therefor in accordance with the terms of the Company’s Organizational Documents, the applicable purchase, underwriting or similar agreement and the Prospectus and a prospectus supplement, the Baby Shelf Shares will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, the discussion of this opinion in the Registration Statement and to the references to our firm in the Registration Statement and the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP